EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2017 RESULTS

NEW YORK--(BUSINESS WIRE)—May 18, 2017-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of ($2.48) on a reported basis and $0.89 on an adjusted basis, excluding restructuring and other charges that were primarily related to activities associated with the Company’s Way Forward plan, for the fourth quarter of Fiscal 2017. This compared to earnings per diluted share of $0.49 on a reported basis and $0.88 on an adjusted basis, excluding restructuring and other charges, for the fourth quarter of Fiscal 2016.

For Fiscal 2017, earnings per diluted share was ($1.20) on a reported basis and $5.71 on an adjusted basis, excluding restructuring and other charges. This compared to earnings per diluted share of $4.62 on a reported basis and $6.36 on an adjusted basis, excluding restructuring and other charges, for the full year of Fiscal 2016.

The Company announced yesterday that Patrice Louvet has been named President and Chief Executive Officer.

“The retail landscape today is more dynamic than ever, but within this environment, our brand continues to be one of the most recognized and beloved all over the world. Our performance for the year reflects our work to strengthen our brand and I am confident that the actions we are taking, combined with our strong heritage, position us well to succeed. I am very excited to partner with Patrice Louvet, who will join as our CEO in July, as we continue our evolution,” said Ralph Lauren, Executive Chairman and Chief Creative Officer.

“Fiscal 2017 was an important year as we strengthened the foundation of the Company. We created operational efficiencies, increased the productivity of our assortment and improved quality of our sales,” said Jane Nielsen, Chief Financial Officer. “In the fourth quarter, we:
—	continued to drive quality of sales up by moderating discount levels;
—	lowered our inventory levels by 30% to improve inventory turns;
—	reduced the number of SKUs by 20% for both Spring and Fall 2017, increasing SKU productivity and producing a more focused, higher margin assortment;
—	shortened our lead times and achieved our goal of having 50% of our business on a 9-month lead time, and remain on track to get to 90% by the end of Fiscal 2018;
—	optimized our store fleet by closing another 20 underperforming stores, reaching our goal for the year;
—	initiated the move to a more cost-effective, flexible e-commerce platform;
—	strengthened the global organization, adding a Chief Marketing Officer and Men’s Brand President, and created a single International organization under a seasoned leader to drive a more efficient organization.”

Nielsen continued: “This work will continue into Fiscal 2018 as we drive toward strengthening the brand, improving return on investment and creating value for shareholders. The team and I are looking forward to welcoming Patrice as we continue this important work and bring demand back to the business.”

Fourth Quarter and Full Year Fiscal 2017 Income Statement Review

Net Revenues – Fourth Quarter Fiscal 2017. In the fourth quarter, reported revenue decreased 16% to $1.6 billion; excluding the impact of foreign currency and on a 13-week to 13-week basis, revenue was down 12% to last year. As a reminder, the Company’s fourth quarter last year included an extra week which contributed approximately $72 million of revenue. Foreign currency pressured the fourth quarter revenue growth by approximately 100 basis points.

The fourth quarter revenue decline was in line with the guidance of a mid-teens decline. The decline was driven by our initiatives to improve quality of sales and reduce excess inventory, as well as challenging traffic trends.

International revenue in the fourth quarter (consistent with the change in our reportable segments), declined 9% while North America revenue was down 21% to last year. Excluding the impact of foreign currency and on a 13-week to 13-week basis, international revenue was down 2% to last year, with negative currency impact of 300 basis points of the difference.

—	Wholesale Revenue. Wholesale revenue in the fourth quarter decreased 17% to $777 million; on a 13-week to 13-week basis in constant currency, wholesale revenue was down 15% to last year. The decline was primarily driven by North America as shipments were strategically reduced to increase quality of sales, better align with demand and reduce excess inventory.

—	Retail Revenue. Retail revenue in the fourth quarter decreased 16% to $745 million; on a 13-week to 13-week basis in constant currency, retail revenue was down 9% to last year. Lower retail sales were driven by a decline in comparable store sales that was negatively impacted by challenging traffic and average transaction size trends, partially driven by our initiatives to improve quality of sales.

On a 13-week to 13-week constant currency basis, comparable store sales decreased 11% during the fourth quarter. Comps were negatively impacted by calendar shifts related to both Christmas and Easter holidays by about three percentage points; excluding this impact, comparable store sales would have decreased 8%.

—	Licensing Revenue. Licensing revenue in the fourth quarter increased 7% on a reported basis to $43 million.

Net Revenues – Full Year Fiscal 2017. For Fiscal 2017, revenue decreased 10% to $6.7 billion. This was consistent with the guidance provided last June of a low double-digit decline, in line with the Way Forward plan.

—	Wholesale Revenue. For Fiscal 2017, wholesale revenue decreased 15% to $2.8 billion compared to the prior year period, primarily due to a decline in sales in North America.

—	Retail Revenue: For Fiscal 2017, retail revenue for the year decreased 6% on a reported basis to $3.7 billion compared to the prior year period. On a 52-week to 52-week constant currency basis, consolidated comparable store sales decreased 7%.

•	Licensing Revenue. Licensing revenue of $173 million in Fiscal 2017 was 1% below Fiscal 2016 on a reported basis.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2017 was $819 million on a reported basis, including $48 million in non-cash inventory-related charges. On an adjusted basis, gross profit was $868 million and gross margin was 55.4%, 90 basis points above last year, excluding non-cash inventory related charges from both periods.

This increase was primarily driven by improved quality of sales, reduced promotional activity, lower product costs, and favorable geographic and channel mix shifts. Gross margin improvement was partially offset by unfavorable foreign currency effects of 90 basis points in the fourth quarter.

For Fiscal 2017, gross profit was $3.7 billion on a reported basis, including $198 million in non-cash inventory-related charges. On an adjusted basis, gross profit was $3.8 billion and gross margin was 57.9%, 110 basis points higher than the prior year, excluding non-cash inventory related charges from both periods, and was partially offset by 80 basis points unfavorable foreign currency effects.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2017 were $1.1 billion on a reported basis, including $322 million in restructuring and other charges. On an adjusted basis, operating expenses were $766 million, down 15% compared to the prior year, primarily as a result of lower headcount, store closures and other expense savings initiatives under the Way Forward plan. Excluding the impact of the 53rd week, adjusted operating expenses were down 12% to the prior year.

Adjusted operating expense rate was 48.9%, 70 basis points above the prior year period, excluding restructuring and other charges from both periods. This increase was due to fixed expense deleverage and incremental investments in infrastructure and new stores.

For Fiscal 2017, operating expenses were $3.7 billion on a reported basis, including $572 million in restructuring and other charges. On an adjusted basis, operating expenses were $3.2 billion, down 7% from the prior year. Adjusted operating expense rate was 47.7%, 160 basis points above Fiscal 2016, excluding restructuring and other charges from both periods.

Operating Income (Loss). Operating loss in the fourth quarter of Fiscal 2017 was $268 million, including restructuring and other charges of $370 million. On an adjusted basis, operating income was $102 million and operating margin was 6.5%, 10 basis points above the prior year period, excluding restructuring and other charges from both periods, and in line with our expectations. Excluding the impact from the 53rd week, adjusted operating margin expanded 60 basis points compared to last year.

The higher operating margin year-over-year was attributable to gross margin expansion partially offset by approximately 100 basis points of unfavorable foreign currency impact and fixed expense deleverage.

For Fiscal 2017, operating loss was $95 million, including restructuring and other charges of $770 million. On an adjusted basis, operating income was $675 million and operating margin was 10.2%, 50 basis points below the prior year period, excluding restructuring and other charges from both periods. This was consistent with the guidance provided last June, in line with the Way Forward plan. Excluding currency impacts, adjusted operating margin expanded 100 basis points in Fiscal 2017 compared to last year.

—	Wholesale Operating Income. Wholesale operating income in the fourth quarter was $201 million and wholesale operating margin was 25.8% on a reported basis, including $10 million in restructuring and other charges. On an adjusted basis, wholesale operating income in the fourth quarter was $211 million and wholesale operating margin was 27.2%, flat to last year.

Wholesale operating income in Fiscal 2017 was $659 million and wholesale operating margin was 23.6% on a reported basis, including $40 million in restructuring and other charges. On an adjusted basis, wholesale operating income in Fiscal 2017 was $699 million and wholesale operating margin was 25.0%, 10 basis points below last year.

•	Retail Operating Income. Retail operating loss in the fourth quarter was $103 million and retail operating margin was (13.8%) on a reported basis, including $119 million in restructuring and other charges. On an adjusted basis, retail operating income was $17 million and retail operating margin was 2.2%, 20 basis points lower than last year. Excluding the impact of restructuring charges and the 53rd week, adjusted operating margin expanded 240 basis points compared to last year.

Retail operating income in Fiscal 2017 was $145 million and retail operating margin was 3.9% on a reported basis, including $290 million in restructuring and other charges. On an adjusted basis, retail operating income was $435 million and retail operating margin was 11.8%, 110 basis points above last year. Excluding the impact of restructuring charges and the 53rd week, adjusted operating margin expanded 150 basis points compared to last year.

•	Licensing Operating Income. Licensing operating income of $41 million in the fourth quarter of Fiscal 2017 increased 16% compared with the prior year period. Licensing operating income of $156 million in Fiscal 2017 was in line with the prior year period.

Net Income (Loss) and EPS. On a reported basis, net loss in the fourth quarter of Fiscal 2017 was $204 million or $2.48 per share. On an adjusted basis, net income was $74 million, or $0.89 per diluted share, excluding restructuring and other charges. This compared to net income of $41 million, or $0.49 per diluted share on a reported basis, and $74 million, or $0.88 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2016.

In Fiscal 2017, on a reported basis, net loss was $99 million or $1.20 per share. On an adjusted basis, net income was $477 million, or $5.71 per diluted share, excluding restructuring and other charges. This compared to net income of $396 million, or $4.62 per diluted share on a reported basis, and $546 million, or $6.36 per diluted share, for Fiscal 2016.

The Company had an effective tax rate of approximately 24% in the fourth quarter of Fiscal 2017 on a reported basis. On an adjusted basis, the effective tax rate was approximately 27%, excluding restructuring and other charges, lower than our guidance of 30% due to a geographic shift in expense mix driven by changes in our e-commerce platform development. This compared to an adjusted effective tax rate of 34% in the prior year period.

For Fiscal 2017, the Company had an effective tax rate of approximately 28% on an adjusted basis, excluding restructuring and other charges. This compared to an adjusted effective tax rate of 28% for Fiscal 2016.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2017 with $1.4 billion in cash and short-term investments and $588 million in total debt, compared to $1.1 billion and $713 million, respectively, at the end of Fiscal 2016.

Inventory at the end of Fiscal 2017 was $792 million, down 30% to the prior year, driven by both restructuring actions and improvement in operating processes, including a proactive pullback in receipts and moving towards a demand driven supply chain.

The Company had $284 million in capital expenditures in Fiscal 2017, compared to $418 million in the prior year period, primarily driven by lower IT and infrastructure investments as well as an increased focus on return on investment.

During the fourth quarter, the Company repurchased $100 million of its common stock, bringing year-to-date purchases to $200 million, in line with the guidance provided at the Investor Day in June.

Full Year Fiscal 2018 and First Quarter Outlook

The full year Fiscal 2018 and first quarter guidance excludes foreign currency impacts, restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward plan, and severance-related payments associated with the CEO departure.

For Fiscal 2018, net revenue is expected to decrease 8-9%, excluding the impact of foreign currency. Based on current exchange rates, foreign currency is expected to have approximately 150 basis points of negative impact on revenue growth in Fiscal 2018.

The Company expects operating margin for Fiscal 2018 to be 9.0-10.5%, excluding the impact of foreign currency. Based on current exchange rates, foreign currency is expected to pressure operating margin for Fiscal 2018 by 50-75 basis points.

In the first quarter of Fiscal 2018, the Company expects net revenue to be down low double-digits, excluding the impact of foreign currency. Based on current exchange rates, foreign currency is expected to have approximately 225 basis points of negative impact on revenue growth in the first quarter of Fiscal 2018.

Operating margin for the first quarter of Fiscal 2018 is expected to be about 9.5-10.0%, excluding foreign currency impacts. Foreign currency is estimated to pressure operating margin by approximately 75 basis points.

In Fiscal 2018, the Company is adopting Accounting Standard Update (ASU) 2016-09 for the accounting of employee share-based payments, which was recently issued by the Financial Accounting Standards Board (FASB). This will affect the Company’s effective tax rate and increase its variability, with one of the key variables being the price of our stock.

Excluding the impact of ASU 2016-09, the Fiscal 2018 tax rate is estimated at 25%. Based on a stock price of $75 per share, the adoption of ASU 2016-09 is expected to raise the Fiscal 2018 tax rate to 28%.

The adoption of ASU 2016-09 is expected to be most impactful in the first and second quarters of the fiscal year due to the timing of vesting and exercise of certain stock compensation. Including the impact of ASU 2016-09, the first quarter of Fiscal 2018 tax rate is estimated at 33%.

We are planning capital expenditures of $300-320 million for Fiscal 2018.

Fiscal Year 2018 Outlook – Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2018 guidance.

This Fiscal 2018 non-GAAP guidance excludes estimated pretax charges related to our Way Forward plan and severance-related payments associated with the CEO departure, which collectively are anticipated to result in estimated charges of approximately $200 million.

Change in Reportable Segments

During the fourth quarter of Fiscal 2017, the Company changed its reportable segments as a result of significant operational changes implemented under the Way Forward plan. The Company’s new reportable segments are as follows: North America, Europe and Asia.

This new structure is consistent with how the management team establishes the overall business strategy, allocates resources, and assesses performance of the Company. In addition to these reportable segments, the Company also has other non-reportable segments, which primarily consists of our Club Monaco, Latin America and licensing businesses.

Segment information under the Company’s new reportable segments for the past eight quarters will be provided in an 8-K filed with the SEC.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 18th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter and Full Year Fiscal 2017 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, May 18, 2017 through 6:00 P.M. Eastern, Thursday, May 25, 2017 by dialing 203-369-1240 or 866-454-2100 and entering passcode 3594.

Future announcements regarding the timing of future earnings release dates and conference calls will be posted on the Company’s investor relations website at http://investor.ralphlauren.com and will not be issued through news wire services unless otherwise noted by the Company.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Polo Ralph Lauren, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, American Living, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “First Quarter and Full Year Fiscal 2018 Outlook,” and statements regarding, among other things, our current expectations about the Company’s future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; the potential impact to our business and future strategic direction resulting from our transition to a new Chief Executive Officer; our ability to successfully implement our long-term growth strategy, which entails evolving our product, marketing, and shopping experience to increase desirability and relevance, and evolving our operating model to enable sustainable, profitable sales growth by significantly reducing supply chain lead times, improving our sourcing, and executing a disciplined multi-channel distribution and expansion strategy; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to achieve anticipated operating enhancements, sales growth, and/or cost reductions from our restructuring; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and ecommerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the United Kingdom’s decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; changes in our tax obligations and effective tax rates due to a variety of factors, including potential changes in tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; the impact to our business resulting from changes in consumers’ ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, our suppliers, and our vendors and on our ability and their ability to access sources of liquidity; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; changes in the business of, and our relationships with, major department store customers and licensing partners; our intention to introduce new products or enter into or renew alliances and exclusive relationships; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors’ expectations; our ability to maintain our credit profile and ratings within the financial community; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	April 1,	April 2,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$668.3	$456.3
Short-term investments	684.7	629.4
Accounts receivable, net of allowances	450.2	516.5
Inventories	791.5	1,124.6
Income tax receivable	79.4	57.8
Prepaid expenses and other current assets	280.4	268.1
Total current assets	2,954.5	3,052.7

Property and equipment, net	1,316.0	1,583.2
Deferred tax assets	125.9	118.7
Goodwill	904.6	917.9
Intangible assets, net	219.8	243.9
Other non-current assets (a)	131.2	296.7
Total assets	$5,652.0	$6,213.1

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$116.1
Accounts payable	147.7	151.0
Income tax payable	29.5	33.0
Accrued expenses and other current liabilities	982.7	898.2
Total current liabilities	1,159.9	1,198.3

Long-term debt	588.2	597.0
Non-current liability for unrecognized tax benefits	62.7	80.6
Other non-current liabilities	541.6	593.7
Total liabilities	2,352.4	2,469.6

Equity:
Common stock	1.2	1.2
Additional paid-in-capital	2,308.8	2,257.5
Retained earnings	5,751.9	6,015.0
Treasury stock, Class A, at cost	(4,563.9)	(4,348.7)
Accumulated other comprehensive loss	(198.4)	(181.5)
Total equity	3,299.6	3,743.5
Total liabilities and equity	$5,652.0	$6,213.1

Net Cash (incl. LT Investments)	786.2	559.2
Cash & Investments (ST & LT)	1,374.4	1,272.3
Net Cash (excl. LT Investments)	764.8	372.6
Cash & ST Investments	1,353.0	1,085.7

(a) Includes non-current investments of:	$21.4	$186.6

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	April 1,	April 2,
	2017	2016

Net revenues	$1,565.4	$1,871.1
Cost of goods sold(a)	(746.3)	(857.8)
Gross profit	819.1	1,013.3
Selling, general, and administrative expenses (a)	(759.6)	(895.3)
Amortization of intangible assets	(5.9)	(6.3)
Impairment of assets	(197.1)	(24.5)
Restructuring and other charges	(124.7)	(19.8)
Total other operating expenses, net	(1,087.3)	(945.9)
Operating income (loss)	(268.2)	67.4
Foreign currency gains	0.3	4.3
Interest expense	(1.4)	(7.5)
Interest and other income, net	0.7	1.0
Equity in losses of equity-method investees	-	(3.9)
Income (loss) before income taxes	(268.6)	61.3
Income tax benefit (provision)	64.6	(20.0)
Net income (loss)	$(204.0)	$41.3
Net income (loss) per share - Basic	$(2.48)	$0.49
Net income (loss) per share - Diluted	$(2.48)	$0.49
Weighted average shares outstanding - Basic	82.3	83.9
Weighted average shares outstanding - Diluted	82.3	84.5
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(69.6)	$(75.6)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	April 1,	April 2,
	2017	2016

Net revenues	$6,652.8	$7,405.2
Cost of goods sold(a)	(3,001.7)	(3,218.5)
Gross profit	3,651.1	4,186.7
Selling, general, and administrative expenses (a)	(3,149.4)	(3,389.7)
Amortization of intangible assets	(24.1)	(23.7)
Impairment of assets	(253.8)	(48.8)
Restructuring and other charges	(318.6)	(142.6)
Total other operating expenses, net	(3,745.9)	(3,604.8)
Operating income (loss)	(94.8)	581.9
Foreign currency gains (losses)	1.1	(3.8)
Interest expense	(12.4)	(21.0)
Interest and other income, net	6.4	5.6
Equity in losses of equity-method investees	(5.2)	(10.9)
Income (loss) before income taxes	(104.9)	551.8
Income tax benefit (provision)	5.6	(155.4)
Net income (loss)	$(99.3)	$396.4
Net income (loss) per share - Basic	$(1.20)	$4.65
Net income (loss) per share - Diluted	$(1.20)	$4.62
Weighted average shares outstanding - Basic	82.7	85.2
Weighted average shares outstanding - Diluted	82.7	85.9
Dividends declared per share	$2.00	$2.00
(a) Includes total depreciation expense of:	$(283.4)	$(285.7)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income (loss) for the periods ended April 1, 2017 and April 2, 2016 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016

Net revenues:
Wholesale	$777.3	$941.9	$2,797.6	$3,297.2
Retail	745.3	889.2	3,682.0	3,933.2
Licensing	42.8	40.0	173.2	174.8
Total net revenues	$1,565.4	$1,871.1	$6,652.8	$7,405.2

Operating income (loss):
Wholesale	$200.8	$254.2	$659.2	$821.2
Retail	(102.6)	(9.6)	145.4	359.2
Licensing	40.6	34.9	155.6	155.1
	138.8	279.5	960.2	1,335.5

Unallocated corporate expenses	(282.3)	(192.3)	(736.4)	(611.0)
Unallocated restructuring and other charges	(124.7)	(19.8)	(318.6)	(142.6)
Total operating income (loss)	$(268.2)	$67.4	$(94.8)	$581.9

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data (a)

	Three Months Ended April 1, 2017 % Change		Twelve Months Ended April 1, 2017 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(12%)	(11%)	(7%)	(7%)

Operating Segment Data
	Three Months Ended		% Change
	April 1, 2017	April 2, 2016	As Reported	Constant Currency
Wholesale net sales	$777.3	$941.9	(17.5%)	(16.4%)
Retail net sales	745.3	889.2	(16.2%)	(15.2%)
Net sales	1,522.6	1,831.1	(16.8%)	(15.8%)
Licensing revenue	42.8	40.0	7.0%	7.0%
Net revenues	$1,565.4	$1,871.1	(16.3%)	(15.3%)

	Twelve Months Ended		% Change
	April 1, 2017	April 2, 2016	As Reported	Constant Currency
Wholesale net sales	$2,797.6	$3,297.2	(15.2%)	(14.5%)
Retail net sales	3,682.0	3,933.2	(6.4%)	(6.3%)
Net sales	6,479.6	7,230.4	(10.4%)	(10.1%)
Licensing revenue	173.2	174.8	(0.9%)	(1.4%)
Net revenues	$6,652.8	$7,405.2	(10.2%)	(9.9%)

(a)	All comparable store sales metrics were calculated on a 13-week basis for the quarter and a 52-week basis for the year.

RALPH LAUREN CORPORATION
Global Retail Store Network

	April 1,	April 2,
	2017	2016

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	109	144
Polo Factory Stores	278	272
Club Monaco Stores	79	77
Total Directly Operated Stores	466	493
Concessions	619	583

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	105	93
Club Monaco Licensed Stores	59	58
Total Licensed Stores	164	151
Licensed Concessions	99	117

 RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	April 1, 2017

	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$1,565.4	$-	$1,565.4
Gross profit	819.1	48.5	867.6
Gross profit margin	52.3%		55.4%
Total other operating expenses, net	(1,087.3)	321.8	(765.5)
Operating expense margin	69.5%		48.9%
Operating income (loss)	(268.2)	370.3	102.1
Operating margin	-17.1%		6.5%
Income (loss) before income taxes	(268.6)	370.3	101.7
Income tax benefit (provision)	64.6	(92.0)	(27.4)
Effective tax rate	24.0%		27.0%
Net income (loss)	$(204.0)	$278.3	$74.3
Net income (loss) per diluted share	$(2.48)		$0.89
Weighted average shares outstanding - Basic	82.3		82.3
Weighted average shares outstanding - Diluted	82.3		83.1
SEGMENT INFORMATION -
OPERATING INCOME (LOSS):
Wholesale	$200.8	$10.2	$211.0
Operating margin	25.8%		27.2%
Retail	(102.6)	119.2	16.6
Operating margin	-13.8%		2.2%
Licensing	40.6	-	40.6
Operating margin	94.6%		94.6%
Unallocated corporate expenses and restructuring and other charges, net	(407.0)	240.9	(166.1)
Total operating income (loss)	$(268.2)	$370.3	$102.1

	Twelve Months Ended
	April 1, 2017
	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$6,652.8	$-	$6,652.8
Gross profit	3,651.1	197.9	3,849.0
Gross profit margin	54.9%		57.9%
Total other operating expenses, net	(3,745.9)	572.4	(3,173.5)
Operating expense margin	56.3%		47.7%
Operating income (loss)	(94.8)	770.3	675.5
Operating margin	-1.4%		10.2%
Income (loss) before income taxes	(104.9)	770.3	665.4
Income tax benefit (provision)	5.6	(194.1)	(188.5)
Effective tax rate	5.3%		28.3%
Net income (loss)	$(99.3)	$576.2	$476.9
Net income (loss) per diluted share	$(1.20)		$5.71
Weighted average shares outstanding - Basic	82.7		82.7
Weighted average shares outstanding - Diluted	82.7		83.5
SEGMENT INFORMATION -
OPERATING INCOME (LOSS):
Wholesale	$659.2	$39.9	$699.1
Operating margin	23.6%		25.0%
Retail	145.4	289.9	435.3
Operating margin	3.9%		11.8%
Licensing	155.6	4.9	160.5
Operating margin	89.7%		92.6%
Unallocated corporate expenses and restructuring and other charges, net	(1,055.0)	435.6	(619.4)
Total operating income (loss)	$(94.8)	$770.3	$675.5

(a)
Adjustments include charges of $326.5 million and $726.5 million for the three and twelve months ended April 1, 2017, respectively, incurred in connection with our restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges. Inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations. Adjustments also include other charges of $24.6 million recorded in connection with the anticipated settlement of certain non-income tax issues and the departure of Mr. Larsson, additional impairment of assets of $14.0 million related to underperforming stores subject to potential future closure, and a goodwill impairment charge of $5.2 million.  Income tax benefit (provision) includes the reversal of a $15.9 million income tax reserve resulting from a change in tax law that impacted an interest assessment on a prior year withholding tax.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles (“U.S. GAAP”), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans. Adjustments also include other charges recorded in connection with the anticipated settlement of certain non-income tax issues and the departure of Mr. Stefan Larsson, additional impairment of assets related to underperforming stores subject to potential future closure, and a goodwill impairment charge recorded in connection with our change in reportable segments. The income tax benefit (provision) has been adjusted for the tax-related effect of these charges, as well as for the reversal of an income tax reserve resulting from a change in tax law that impacted an interest assessment on a prior year withholding tax. Included in this earnings release is a reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s first quarter and full year Fiscal 2018 excludes restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward plan and Mr. Stefan Larsson’s departure. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Katie Ioanilli, 212-205-5947
rl-press@ralphlauren.com